Exhibit 99.1

SWM ANNOUNCES FIRST QUARTER 2018 RESULTS

ALPHARETTA, GA, May 2, 2018 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month period ended March 31, 2018.

Adjusted measures are reconciled to GAAP at the end of this release. Financial measures are from continuing operations and per share data is on a diluted basis. Financial and operational comparisons are versus the comparable prior year period. Key definitions: Advanced Materials & Structures (AMS), Engineered Papers (EP), Low Ignition Propensity (LIP), Reconstituted Tobacco Leaf (RTL), and Heat-not-Burn (HnB)

First Quarter 2018 Financial Results Summary

•	Total sales grew 12% to $261.9 million; Advanced Materials & Structures sales increased 15% and Engineered Papers sales increased 10%

•
GAAP operating profit was $35.0 million, or 13.4% of sales, up 27% from $27.6 million, or 11.8% of sales; adjusted operating profit was $40.6 million, or 15.5% of sales, up 11% from $36.6 million, or 15.7% of sales

•	GAAP earnings per share was $0.68, up 51%; Adjusted EPS was $0.82, up 24%.

First Quarter 2018 Business Highlights

•	AMS segment sales increased 15%; organic sales growth was 7% (pro forma for Conwed acquisition) with strong gains in transportation and filtration

•
AMS GAAP operating profit margin increased slightly due to significantly lower purchase accounting expenses; adjusted operating profit margin contracted 310 basis points due primarily to short-term pressure from input costs and the planned site closure

•	EP segment sales increased 10% on 2% volume growth; favorable currency movements provided an 8% increase

•	EP GAAP and adjusted operating profit margins expanded 220 and 180 basis points, respectively, with improved manufacturing performance compared to the prior-year quarter offsetting higher pulp costs

Dr. Jeff Kramer, Chief Executive Officer, commented, "2018 is off to a good start with robust top-line growth in both segments, higher operating profits, and lower taxes combining to deliver 24% Adjusted EPS growth. AMS organic sales increased 7%, with healthy gains across most of our end-markets. Importantly, our transportation sales resumed the positive momentum we saw throughout most of 2017. Our filtration sales also delivered strong growth as the expected rebound in the water filtration market materialized and our process filtration business continued to expand. Higher sales were offset by short-term margin pressure from higher resin costs and expenses and anticipated inefficiencies related to the planned site closure. We expect recently implemented price increases to help mitigate the resin impact through the remainder of the year and second-half synergies from the facility rationalization to offset the short-term margin pressure."

"Our paper business delivered solid sales and margin performance. Overall segment volume increased 2%, with stability in total cigarette paper volume, Heat-not-Burn essentially offsetting the decline in traditional RTL, and non-tobacco volume growing, while currency movements provided a substantial tailwind for sales. Strong plant performance offset higher pulp costs and contributed to segment margin expansion compared to a relatively weak first quarter in 2017. In response to rising pulp costs, we have implemented selective price increases and continue to assess further actions. We also had a positive legal result involving our LIP patent, recording a one-time $1.2 million non-operating gain; however, there are no updates in our primary case where we continue assessing potential outcomes from the favorable ruling we received at the end of 2017."

Dr. Kramer concluded, "We also saw a marked improvement in first quarter free cash flow in conjunction with strong earnings growth, and we continue to explore acquisitions to further transform the business while executing on our 2018 synergy plan and organic growth initiatives."

First Quarter 2018 Financial Results

Advanced Materials & Structures segment sales were $115.3 million, up 15%, including the 3-week partial period benefit from the Conwed acquisition in 2018. Pro forma (assuming SWM had owned Conwed for the full first quarter of 2017) organic growth was 7%. Strong sales increases in transportation, filtration, industrial, and medical products were key drivers. These gains were partially offset by softness in infrastructure and construction. GAAP operating profit was $10.6 million, up 19%; the increase was attributable to a significant reduction in purchase accounting expenses, specifically one-time inventory step-up charges. Adjusted operating profit was $16.2 million, down 6%, with margin contracting 310 basis points to 14.1%. Higher resin costs and accelerated depreciation and anticipated manufacturing inefficiencies at the site scheduled for closure in the second half of 2018 negatively impacted profitability.

Engineered Papers segment sales were $146.6 million, up 10%, with favorable currency movements of $11.0 million, or 8%. Overall volume increased 2% with stable tobacco-driven volumes and growth in non-tobacco papers. Price and mix were net neutral and LIP royalties were flat. GAAP operating profit was $33.9 million, up 22%, and adjusted operating profit was $33.9 million, up 19%; GAAP and adjusted operating profit margins expanded 220 and 180 basis points, respectively. The improvement was primarily driven by better manufacturing efficiencies and overhead absorption versus a prior year quarter that was negatively impacted by certain production issues. Those gains were partially offset by higher pulp costs. Favorable currency movements resulted in a $2.5 million benefit to operating profit.

Unallocated GAAP and adjusted expenses were both $9.5 million, up 3% and 6%, respectively. Adjusted unallocated expenses were 3.6% of total sales, down 30 basis points.

Consolidated sales were $261.9 million, up 12%, and 9% on an organic basis (pro forma assuming SWM had owned Conwed for the full first quarter of 2017). GAAP operating profit was $35.0 million, up 27%, and GAAP operating profit margin was 13.4%, up 160 basis points. Adjusted operating profit was $40.6 million, up 11%, and adjusted operating profit margin was 15.5%, down 20 basis points. Adjusted EBITDA was $50.7 million, up 13%, and adjusted EBITDA margin was 19.4%, up 10 basis points.

GAAP income was $20.9 million, up 53%; this equated to GAAP EPS of $0.68. Adjusted income was $25.3 million, up 28%; this equated to Adjusted EPS of $0.82. Interest expense was $6.2 million, up $0.4 million due to primarily to higher interest rates. Other expense was $0.3 million, down from a $1.1 million expense, and included a $1.2 million gain related to a favorable LIP patent infringement action. The Company's effective tax rate was 25.6%, down from 34.3%, due primarily to the impact of new tax legislation in the U.S. as well as higher discrete items in the prior year period. The Chinese JVs generated a $0.01 loss for both GAAP EPS and Adjusted EPS, versus breakeven in the prior year period. Net currency movements had a 5% positive impact on sales and a $2.9 million positive impact on operating profits; translation impact of net currency movements was positive $0.03 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS. The most significant item was purchase accounting expenses of $0.13 per share, down $0.05. Purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions. Restructuring and impairment expenses were $0.01 per share, down $0.02.

Cash Flow, Debt, & Dividend

First quarter 2018 cash provided by operating activities was $22.0 million, up $9.1 million. The Company's working capital-related cash outflows were $18.4 million, down $0.9 million. The use of cash reflected the Company's typical seasonal pattern and overall growth of the business. Capital spending and capitalized software totaled $6.4 million, down $5.5 million, due mainly to timing of capital projects. Free cash flow increased to $15.6 million, from $1.0 million in the prior year quarter, due mostly to higher profits and favorable timing of capital spending. The Company paid dividends to shareholders totaling $13.2 million during the quarter.

Total debt was $674.6 million on March 31, 2018, down $9.6 million from year-end 2017, and net debt was $578.5 million on March 31, 2018, up $1.2 million from year-end 2017. Pursuant to the debt covenants and certain adjustments to foreign cash balances contained in the Company’s credit facility, the Company's net debt to adjusted EBITDA was approximately 2.9x as of March 31, 2018, down from 3.0x at year-end 2017.

The Company announced that a quarterly cash dividend of $0.43 per share will be payable on June 22, 2018 to stockholders of record as of May 25, 2018.

Conference Call

SWM will hold a conference call to review first quarter 2018 results with investors and analysts at 10:00 a.m. Eastern time on Thursday, May 3, 2018. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered papers, films, nets, and non-wovens for a variety of applications and industries. As experts in manufacturing materials made from fibers, resins, and polymers, we provide our customers critical components that enhance the performance of their end products. The Advanced Materials & Structures segment focuses on resin-based rolled goods for the filtration, transportation, infrastructure & construction, medical, and industrial end-markets. This segment was established in 2013 as part of a strategic transformation intended to diversify SWM's historical concentration in the tobacco industry and reposition the Company for long-term growth. The Company currently generates approximately half of its total sales outside the tobacco industry. The Engineered Papers segment remains primarily focused on supplying major cigarette manufacturers with a variety of specialty papers. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,600 people worldwide. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2018 guidance and future performance, future market and EPS trends, future EPS contributions of our China JVs and RTL, AMS margins, sales and volume trends, growth prospects, capital spending, currency rates and trends and impact on EPS, 2018 momentum, impact of recently initiated price increases, expected second half synergies, future cash flows, the Tax Act, effective tax rates, 2018 LIP sales trends, future RTL volumes, LIP pricing and royalties, diversification efforts of our AMS segment, integration of and accretion from the Conwed acquisition, future results of legacy AMS operations, interest rate swap impacts, future growth of non-tobacco sales, benefits of AMS' new enterprise resource planning system, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2017, which can be found at the SEC’s website www.sec.gov, as well as the following factors:

•
Recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain and could be material, in addition to the extent to which states may conform to the newly enacted federal tax law as well as the impact of the tax reform on holders of our common stock;

•
Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for LIP cigarettes), AMS end-market products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•
Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In additional, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•
Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

•
Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•
The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•
International conflicts and disputes, such as those involving the Russian Federation and the Middle East, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•	Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil and France;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the European Patent Office opposition proceedings;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•
Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•	Changes in construction and infrastructure spending and its impact on demand for certain products;

•	Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2017 and other reports we file from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

(Tables to Follow)

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended March 31,
	2018	2017	% Change
AMS	$115.3	$100.0	15.3%
EP	146.6	133.3	10.0%
Total Consolidated	$261.9	$233.3	12.3%

Operating Profit (Loss)
	Three Months Ended March 31,
			Return on Net Sales
	2018	2017	2018	2017
AMS	$10.6	$8.9	9.2%	8.9%
EP	33.9	27.9	23.1%	20.9%
Unallocated	(9.5)	(9.2)
Total Consolidated	$35.0	$27.6	13.4%	11.8%

Restructuring & Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended March 31,
	2018	2017
AMS - Restructuring & Impairment Expenses	$0.4	$0.4
AMS - Purchase Accounting Adjustments	5.2	7.9
EP - Restructuring & Impairment Expenses	—	0.5
Unallocated	—	0.2
Total Consolidated	$5.6	$9.0

Adjusted Operating Profit (Loss) *
	Three Months Ended March 31,
			Return on Net Sales
	2018	2017	2018	2017
AMS	$16.2	$17.2	14.1%	17.2%
EP	33.9	28.4	23.1%	21.3%
Unallocated	(9.5)	(9.0)
Total Consolidated	$40.6	$36.6	15.5%	15.7%

* Adjusted Operating Profit (Loss), a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Operating profit	$35.0	$27.6
Plus: Restructuring and impairment expense	0.4	1.1
Plus: Purchase accounting adjustments	5.2	7.9
Adjusted Operating Profit	$40.6	$36.6

Income	$20.9	$13.7
Plus: Restructuring and impairment expense	0.4	1.1
Less: Tax impact of restructuring and impairment expense	(0.1)	(0.4)
Plus: Purchase accounting adjustments	5.4	7.9
Less: Tax impact of purchase accounting adjustments	(1.3)	(2.5)
Adjusted Income	$25.3	$19.8

Earnings per share - diluted	$0.67	$0.45
Plus: Loss per share from discontinued operations	0.01	—
Earnings per share from continuing operations	0.68	0.45
Plus: Restructuring and impairment expense	0.01	0.04
Less: Tax impact of restructuring and impairment expense	—	(0.01)
Plus: Purchase accounting adjustments	0.18	0.26
Less: Tax impact of purchase accounting adjustments	(0.05)	(0.08)
Adjusted Earnings Per Share - Diluted	$0.82	$0.66

Net Income	$20.5	$13.7
Plus: Loss from discontinued operations	0.4	—
Income from continuing operations	20.9	13.7
Plus: Interest expense	6.2	5.8
Plus: Provision for income taxes	7.3	7.1
Plus: Depreciation & amortization	15.3	16.2
Plus: Restructuring and impairment expense	0.4	1.1
Plus: Loss (income) from equity affiliates	0.3	(0.1)
Plus: Other expense, net	0.3	1.1
Adjusted EBITDA from continuing operations	$50.7	$44.9

Cash provided by operating activities	$22.0	$12.9
Less: Capital spending	(6.0)	(11.1)
Less: Capitalized software costs	(0.4)	(0.8)
Free Cash Flow	$15.6	$1.0

	March 31, 2018	December 31, 2017

Total Debt	$674.6	$684.2
Less: Cash	96.1	106.9
Net Debt	$578.5	$577.3